UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2010

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 21, 2010, Sun Edison LLC, a Delaware limited liability company (“SunEdison”) and indirect wholly owned subsidiary of MEMC Electronic Materials, Inc., a Delaware corporation (“MEMC” or the “Company”), entered into a Framework Agreement with FREI Sun Holdings (Cayman) Ltd., a Cayman Islands exempted company (“FR Holdings”), a newly formed indirect subsidiary of First Reserve Energy Infrastructure Fund L.P.  (the “Fund”), FREI Sun Holdings (US) LLC, a Delaware limited liability company (“FR Holdings US”), also a newly formed indirect subsidiary of the Fund (FR Holdings and FR Holdings US collectively referred to herein as “FR Holdings”); SunEdison Reserve International, L.P., a Cayman Islands exempted limited partnership formed by SunEdison and FR Holdings; and SunEdison Reserve US, L.P., a Delaware limited partnership formed by SunEdison and FR Holdings (the “Framework Agreement”).  Pursuant to the Framework Agreement, SunEdison and FR Holdings have formed a joint venture to acquire solar photovoltaic systems developed by SunEdison in the United States, Canada, Italy and Spain over a minimum three-year period.

FR Holdings and SunEdison have committed to make combined capital contributions of $167 million to the joint venture.  SunEdison will be a minority, non-controlling equity partner in the joint venture.  Through joint venture entities controlled by FR Holdings, initially one established in the United States and one in the Cayman Islands, the parties will provide cash equity in accordance with their capital commitments and arrange for long-term debt financing for photovoltaic solar power plant projects.

SunEdison will lead the project identification process, and present potential projects to the joint venture which meet identified project criteria and provide for an aggregate minimum amount of megawatts of electric energy-generating capacity sufficient to require investment of 100% of the initial capital commitments.  The joint venture entities will have an exclusive review period of those projects and, once accepted, the projects will be placed on the joint venture’s project registry.  Before being placed on the project registry, each U.S. project must have an executed power purchase agreement, and each non-U.S. project must have a reservation, if applicable and available, for locations subject to a feed-in tariff or, in Spain and Italy, confirmed grid capacity and availability with respect to a feed-in tariff at the location for the project.  The Framework Agreement provides that each registry project will be developed and constructed by SunEdison for purchase by the joint venture entity pursuant to an engineering, procurement and construction agreement (“EPC Agreement”) with SunEdison.  The Framework Agreement incorporates a pricing model that provides for the methodology by which the purchase price for each project shall be determined.  In addition, SunEdison will enter into an operations and maintenance agreement (“O&M Agreement”) with respect to each project providing for the long-term management of the project by SunEdison.

FR Holdings will lead the long-term debt financing efforts for the projects and will work with banks and other financial institutions to raise such debt financing.  The Framework Agreement contemplates an equity and debt structure for project financing based on a 4:1 debt to equity ratio.  The Framework Agreement provides for the joint venture entities to make calls on the committed equity capital as needed for payments to SunEdison under the EPC Agreements.  The combination of the committed $167 million of equity from FR Holdings and SunEdison and contemplated debt financing is expected to fund the acquisition of solar projects with an enterprise value of $825 million.  Should project debt financing be unavailable for a project, the Framework Agreement provides for the financing of that project solely with equity capital up to the initial capital commitments, reducing the overall purchasing ability of the joint venture entities. The Framework Agreement contemplates the potential for additional equity of up to $150 million depending on and subject to the assessment of FR Holdings and the joint venture entities of market conditions, project opportunities and other available capital of the joint venture to pursue those projects.  With a corresponding increase in project debt financing for such additional equity capital, the additional equity and debt could scale up the value of the aggregate acquired projects to a total enterprise value of approximately $1.5 billion.

The Framework Agreement provides for certain preemptive rights with respect to additional equity raises by FR Holdings for the joint venture entities. If SunEdison determines not to purchase additional equity in connection with such capital raising efforts by FR Holdings, SunEdison’s percentage interest in the joint venture would be diluted accordingly.

FR Holdings and the joint venture entities have agreed not to make any investment or loan for or in any other solar photovoltaic power generation projects in any of the targeted countries, subject to identified exceptions, without the written consent of SunEdison for at least the first year of the Framework Agreement.  This exclusivity period may be extended in certain circumstances set forth in the Framework Agreement.

The Company has agreed to guarantee SunEdison’s obligations under the EPC Agreements to be entered into for the projects.  The Fund has agreed to guarantee FR Holdings’ payment obligations under the Framework Agreement.

On May 25, 2010, the Company issued a press release announcing the joint venture, a copy of which is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits	Item

	99.1	Press Release issued by the Company on May 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: May 25, 2010	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President – Legal and Business
Development

Exhibit Index

Number	Item

99.1	Press Release issued by the Company on May 25, 2010.